Exhibit 10.20

AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of March 3, 2008, by and between DaVita Inc. (“Employer”) and David Shapiro (“Employee”). Specifically, effective December 4, 2008, the parties agree to amend the Agreement as follows:

1.	Section 3.3 is hereby deleted in its entirety and replaced with the following:

“Other Termination. Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least thirty (30) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight (28) days of the termination of Employee’s employment, Employee shall be entitled to the benefits set forth in the DaVita Inc. Severance Plan, pursuant to the terms and conditions of that plan as they exist at the time of the termination of Employee’s employment. For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).”

2.	Section 3.10 is hereby added, which provides the following:

“Key Employee. Notwithstanding any provision herein to the contrary, in the event that any payment to be made to Employee hereunder (whether pursuant to this Section 3 or any other Section) as a result of Employee’s termination of employment is determined to constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code, and Employee is a “Key Employee” under the DaVita Inc. Key Employee Policy for 409A Arrangements at the time of Employee’s termination of employment, all such deferred compensation payments payable during the first six (6) months following Employee’s termination of employment shall be delayed and paid in a lump sum during the seventh calendar month following the calendar month during which Employee’s termination of employment occurs.”

In all other respects, and with the exception of the previous amendment, the Agreement remains unchanged and in full force and effect.

DAVITA INC		EMPLOYEE

By	/s/ Laura Mildenberger	By	/s/ David Shapiro
	Laura Mildenberger		David Shapiro
Chief People Officer

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